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                                                                    EXHIBIT 99.1
[GREY WOLF LOGO]

                                 PRESS RELEASE

                        Contact: David W. Wehlmann
                                 Senior Vice President & Chief Financial Officer
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                                AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS - JANUARY 15, 1999, GREY WOLF, INC. ANNOUNCES COMPLETION OF NEW CREDIT FACILITY.

Houston, Texas, January 15, 1999 - Grey Wolf, Inc. ("Grey Wolf" or the "Company") (AMEX-GW), announced today that through its subsidiaries it has entered into a $50 million credit facility with The CIT Group/Business Credit, Inc. ("CIT"), replacing its prior $50 million facility.

The CIT credit facility is a four year revolving facility with periodic interest payments at a floating rate based upon the Company's debt service coverage ratio within a range of either LIBOR plus 1.75% to 3.5% or prime plus
 .25% to 1.5%. During the first year of the facility the interest rate is fixed at LIBOR plus 2.5% or prime plus 1%. In addition, the CIT facility contains certain affirmative and negative covenants including a minimum appraisal value of the drilling rigs and related equipment plus certain financial covenants which take effect if the Company's cash on hand and borrowing capacity under the new credit facility falls below $25 million. Substantially all of the Company's assets, including its drilling rigs and related drilling equipment, are pledged as collateral under the new facility. The Company, however, retains the option, subject to a minimum appraisal value, under the new facility to extract $75 million of the equipment out of the collateral pool for other purposes. The Company currently has no borrowings outstanding under the new facility.

Mr. Thomas P. Richards, Chairman, President and Chief Executive Officer of Grey Wolf, said "We are extremely pleased with our new relationship with CIT and look forward to a long partnership with them. This new credit facility coupled with the Company's current cash position of $37 million gives Grey Wolf the needed financial resources and flexibility in today's tough operating environment."

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based upon assumptions and beliefs of the Company which may prove incorrect due to certain risks and uncertainties many of which are beyond the control of the Company, including oil and gas prices, the overall demand for land drilling services and the demand for the Company's services.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the United States and Venezuela with a total drilling rig fleet of 126.



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